EXHIBIT 99
R.G. BARRY CORP. SIGNS NEW UNSECURED CREDIT FACILITY
PICKERINGTON, Ohio — April 2, 2007 — R.G. Barry Corporation (Amex:DFZ), the Dearfoams company, today reported it has entered into a new 3-year unsecured revolving credit facility with The Huntington National Bank (Nasdaq: HBAN) of Columbus.
The new facility replaces an asset-based secured lending agreement with the commercial services unit of CIT Group Inc. that expired March 31. The new loan agreement provides a first-year maximum of $20.0 million in unsecured revolving credit, which is reduced to $16.0 million and $12.0 million in the second and third years, respectively.
“This credit facility is a reflection of our growing financial strength and of our evolving business needs,” said Greg Tunney, R.G. Barry Corporation President and Chief Executive Officer. “We appreciate the fact that Huntington National Bank has developed an attractive, cost-effective financial package that not only addresses our short-term working capital needs, but also positions it as a participant in our future growth strategies.”
“At Huntington we are delighted to expand our longstanding relationship with R.G. Barry,” said James Kunk, Huntington’s Central Ohio President. “This agreement is a reflection of the financial strength of R. G. Barry, as well as Huntington’s commitment of developing partnerships with our customers to meet both their current needs and to provide them resources to help drive future growth.”
“Our previous lender, CIT Commercial Services, has been a great financial partner,” said Daniel D. Viren, R.G. Barry Corporation Senior Vice President Finance and Chief Financial Officer. “They provided us with the necessary liquidity and critical flexibility to implement dramatic business changes very quickly, and we thank them for their support.”
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of products for the accessories footwear category. To learn more about our business, visit us online at <www.rgbarry.com>, <www.dearfoams.com> and <www.terrasoles.com>.
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R.G. Barry Corporation • 13405 Yarmouth Road N.W., Pickerington, OH 43147 • 614.864.6400 • www.rgbarry.com • www.dearfoams.com

R.G. Barry Signs — Page 2

About Huntington
The Huntington National Bank is an affiliated company of Huntington Bancshares Incorporated, a $36 billion regional bank holding company headquartered in Columbus, Ohio.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from those currently anticipated include our ability to comply with the various terms and covenants of our unsecured credit facility with The Huntington National Bank and the various other risks to our business detailed in our previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2006 Transition Report on Form 10-K for the fiscal year ended July 1, 2006. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contacts at the Company:	Daniel Viren, Senior Vice President Finance/CFO Roy Youst, Director Corporate Communications/IR	614.864.6400 614.729.7275

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